Exhibit 99.1
CNX Gas Reports Fourth Quarter and Full Year 2007 Results;
Transition to a Full-Fledged Exploration & Production Company Continues;
Buchanan Coal Mine Restart Underway;
Operational Updates on CBM and Shale Plays
Pittsburgh, PA (January 29, 2008) — CNX Gas Corporation (NYSE: CXG) reported net income for the quarter ended December 31, 2007 of $29.9 million, or $0.20 per diluted share. This compares to net income of $38.2 million, or $0.25 per share for the quarter ended December 31, 2006. For the year ended December 31, 2007, CNX Gas had net income of $135.7 million, or $0.90 per share. This compares to $159.9 million of net income, or $1.06 per share, in 2006.
Quarterly production was 14.6 billion cubic feet (Bcf), or an average of 158.9 million cubic feet (MMcf) per day, for the quarter ended December 31, 2007, compared to 14.3 Bcf, or 155.6 MMcf per day, for the year-ago quarter. Annual production in 2007 was 58.2 Bcf, versus 56.1 Bcf in 2006. Mine-related issues reduced production by an estimated 2.0 Bcf during the just-ended quarter and by 3.7 Bcf for all of 2007. Total company production from non-mining related activity increased from 112.7 MMcf per day on Dec. 31, 2006 to 124.3 MMcf per day at the end of 2007, for an increase of 10%. All of the increase was organic and puts CNX Gas on track to achieve its 2008 production target.
At December 31, 2007 the company was essentially debt free and had cash on hand of $32.0 million. For 2007, capital expenditures were $357.2 million and return on capital employed was 13.6%, on an after-tax basis.
Nicholas J. DeIuliis, president and chief executive officer, said, “For the year, we made huge strides in building and developing our platform for future growth and shareholder value while at the same time navigating through the challenging situation at the Buchanan coal mine. At year end 2007 and going into 2008 we are in an enviable position: we worked another year without a lost time accident, our acreage footprint has more than tripled since our IPO, we exceeded our 2007 drilling program in all of our major plays, Virginia and Mountaineer CBM production levels ended at all time highs, the Nittany CBM play was started up and is poised to be a strong contributor in 2008, we remain essentially debt free with cash on hand, and our shale program is just beginning to be methodically explored. With all of these accomplishments and the situation at the CONSOL Energy Buchanan coal mine largely behind us, we are positioned to deliver well over 20% organic production growth in 2008.”
Mr. DeIuliis continued, “CNX Gas is effectively transitioning from a gas manufacturing coalbed methane company to a full-fledged exploration and production company. We saw the first fruits of this in December with our second horizontal shale well, and our first in the Chattanooga Shale in Tennessee, which achieved an open flow of 3.9 MMcf per day. This well came on the heels of a horizontal Mountaineer CBM well completed in December that has produced nearly 900 Mcf per day. For the first time in our history we contributed acreage and invested working interests in the Bakken Shale and Trenton Black River plays with large and well-established operator partners. In order to maximize shareholder value, we need to continue to accelerate the assessment and exploration of our huge CBM, shale, and conventional acreage positions.”

TABLE 1
FINANCIAL AND OPERATIONAL RESULTS — Period-To-Period

	Quarter Ended	Quarter Ended	Year Ended		Year Ended
	December 31,	December 31,	December 31,		December 31,
	2007	2006	2007		2006
Total Revenue and Other Income	$118.9	$119.2	$477.3		$513.9
Net Income	$29.9	$38.2	$135.7		$159.9
Earnings per Share — Diluted	$0.20	$0.25	$0.90		$1.06
Net Cash from Operating Activities	$61.4	$37.6	$272.4		$243.6
EBITDA	$62.6	$67.5	$271.4		$291.9
EBIT	$50.0	$57.0	$222.5		$253.9
Total Period Production (Bcf)	14.6	14.3	58.2		56.1
Average Daily Production (MMcf)	158.9	155.6	159.6		153.8
Capital Expenditures	$86.0	$37.2	$357.2	*	$154.2
Financial results are in millions of dollars except per share amounts. Production results are net of royalties. In 2006, a change in the accounting for purchased gas has reduced Total Revenue and Other Income, along with a corresponding reduction in purchased gas expense. This change has no effect on Net Income. *2007 Capital Expenditures for the year includes the acreage transaction involving CONSOL Energy and Peabody Energy.
We estimate that net income was reduced in the quarter by $7.9 million, or $0.05 per share due to the deferral of 2.0 Bcf of mine-related production mentioned earlier. Net income in the just-ended quarter was also reduced by $5.7 million, or $0.04 per share, due to 2007 prior quarter adjustments related to outside sales.
The average price realized for the company’s gas production, including the effects of hedging, was $7.10 per Mcf for the quarter ended December 31, 2007, equal to the average price received for the quarter ended December 31, 2006.
TABLE 2
PRICE AND COST DATA PER NET MCF — Period-To-Period

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Average Sales Price	$7.10	$7.10	$7.20	$7.04
Costs — Production
Lifting	$0.69	$0.43	$0.46	$0.39
Production Taxes	$0.22	$0.21	$0.22	$0.21
DD&A	$0.56	$0.46	$0.54	$0.44

Total Production Costs	$1.47	$1.10	$1.22	$1.04

Costs — Gathering
Operating Costs*	$0.90	$0.78	$0.88	$0.72
Transportation	$0.15	$0.21	$0.16	$0.25
DD&A	$0.31	$0.28	$0.31	$0.25

Total Gathering Costs	$1.36	$1.27	$1.35	$1.22

Total Operating Costs	$2.83	$2.37	$2.57	$2.26

Administration	$1.08	$1.09	$0.94	$0.70
Other Non Operating	$0.05	$0.06	$0.04	$0.06

Total Costs	$3.96	$3.52	$3.55	$3.02

Margin	$3.14	$3.58	$3.65	$4.02
Includes minimal amounts attributable to equity in affiliates, which is non-GAAP. A reconciliation is available on the company’s web site. *Per unit costs include company produced and third-party volumes.
Unit costs for company production, exclusive of royalties, were $3.96 per Mcf in the just-ended quarter, or 13% higher, than the $3.52 per Mcf for the quarter ended December 31, 2006. As a result, pre-tax unit margins for company production were $3.14 per Mcf in the December 31, 2007 quarter, a decrease of 12% from $3.58 per Mcf in the December 31, 2006 quarter.
Overall, unit lifting costs were higher because of lower volumes due to mine-related issues. They were also higher because of the use of additional well service rigs to partially replace lower volumes from mine-related activities. Road maintenance and actualization of property taxes also contributed to higher unit lifting costs. With the restart of the CONSOL Energy Buchanan coal mine underway, the company expects a reduction in unit costs due to economies of scale related to higher gob gas production.
Operations Update
During the fourth quarter, CNX Gas employees worked another quarter without incurring a lost time accident. This raises the cumulative time worked by employees without a lost time incident to over 2.7 million hours.
Also during the quarter, CNX Gas drilled 80 wells in its Virginia CBM Operations. This raised the yearly Virginia CBM Operations total to a record 294 wells, excluding gob wells. CNX Gas expects to drill over 300 CBM wells in Virginia in 2008. Fifty-four of the wells drilled in Virginia CBM Operations in 2007 were on 30-acre spacing as part of a test program. Based on early indications, CNX Gas believes it may be able to add locations throughout the approximately 60,000 acres in the Middle Ridge portion of Virginia CBM Operations, which is currently spaced at 60 acres. CNX Gas will also investigate the viability of a limited drilling program on 20-acre spacing, which could result in additional drilling locations across the Virginia field.
Of particular interest in Virginia CBM Operations was the sustained production from three horizontal wells drilled in the eastern section of the Oakwood Field, where the coals generally tend to thin. Preliminary results are showing that the increased well costs from a single coal seam horizontal well and the corresponding increased production have been proportional to that of a vertical well. This means that the eastern portion of the Oakwood field could have the same attractive economics as vertical wells drilled elsewhere in Oakwood.
Rig availability has not been an issue for the Virginia CBM Operations. The company footprint in this play has grown to 368,000 CBM acres.
The re-entry into the Buchanan coal mine by CONSOL Energy personnel yesterday was an important step to regaining normal production levels of low-cost, mine-related gas. The company expects normal production levels of mine-related gas by the end of February.
The Mountaineer CBM play in Northern Appalachia saw 17 horizontal wells drilled during the quarter, and 62 during all of 2007. Mountaineer saw drilling in three new areas in 2007. One area, Fallowfield, began producing in the first week of December with the commissioning of a dedicated processing facility. One of the first wells brought on-line is now producing at a rate of nearly 900 Mcf per day and is still de-watering. This is a Mountaineer single well production record. As a point of reference, Fallowfield is in Washington County, Pa., and is adjacent to the 20,000-acre Massey tract on which CNX Gas has the exclusive right to drill. The target horizon in Fallowfield is the Freeport coal seam. CNX Gas expects to drill over 100 horizontal wells in Mountaineer in 2008, including over 25 wells at Fallowfield. A sixth rig will arrive in Mountaineer early next month, and a seventh is scheduled for March 1. Mountaineer is expected to average eight rigs for all of 2008. CNX Gas holds 684,000 CBM acres in Mountaineer.
In Nittany, the company’s vertical CBM play in central Pennsylvania, production from ten wells began flowing on November 1. A total of 14 wells were drilled in 2007, in addition to 2 wells drilled late in 2006. This project, which was not in the company’s portfolio when shares were sold in August 2005 and was introduced in July 2006, proceeded to production in only 16 months. Early indications from production data indicate that Nittany’s economics could rival that of the Virginia CBM Operations. A complete re-assessment of economics will occur by mid-year and CNX Gas expects to drill 100 wells in Nittany in 2008. Rig availability has not been an issue in Nittany. CNX Gas holds 248,000 CBM acres in Nittany.
CNX Gas recently updated its holdings in various shale plays, including the New Albany, Marcellus, Huron, and Chattanooga. The company currently controls 486,000 acres of Appalachian shales (Marcellus, Huron, and Chattanooga) and over 786,000 acres of total shales (Appalachian plus New Albany). CNX Gas drilled a total of six New Albany Shale wells in 2007. These wells were used to gather reservoir information. This information is being used to further our understanding of the New Albany Shale, to select future locations, and to determine appropriate drilling and completion practices.
The fourth shale well was a horizontal well drilled in the company’s Chattanooga Shale acreage in Tennessee. The open flow was 3.9 MMcf per day. The well began producing on December 21 and had sustained production of between 300-400 Mcf per day. CNX Gas continues to produce the well with a flowing wellhead pressure of 350 psig, against a gathering line pressure of 60-80 psia. CNX Gas holds 132,000 net acres in this play and plans to drill four horizontal wells in 2008 in order to test additional acreage.
The company recently disclosed it controls over 480,000 acres of the Trenton Black River (TBR) play throughout Appalachia. The company participated in its first TBR well located in upstate New York and the preliminary results have been positive. CNX Gas plans to assess the full range of TBR opportunities within its portfolio throughout 2008.
CNX Gas and Marathon Oil Company created an area of mutual interest to enable CNX Gas to participate in several Bakken Shale wells in North Dakota, both drilled and prospective.
CNX Gas has completed its initial evaluation of its Powder River Basin CBM acreage acquired in a transaction last June. Due to the location being outside of the company’s core operating areas, CNX Gas will explore monetization via sale or swap of this asset, which is estimated by a consultant retained by the company to contain 300 Bcf of gas in place.
Financial Update
The company ended the year with cash-on-hand of $32.0 million, down from the $58.4 million from September 30, 2007. Cash generation is expected to return to more normal and higher levels with the restart of the Buchanan mine. Capital expenditures were $86.0 million during the fourth quarter.
CNX Gas has outstanding letters of credit of $14.9 million, but otherwise has no drawn amounts on its $200 million credit facility.
Guidance
The 2008 production guidance is 72 Bcf, and represents a 24% growth in production from the 58.2 Bcf achieved in 2007. The 72 Bcf assumes that coal production begins at CONSOL Energy’s Buchanan mine at the end of February, with the net impact to production being one Bcf in 2008. CNX Gas assumes that its production associated with active mining at Buchanan should rebound to normal levels shortly after the mine resumes coal production. The guidance target of 72 Bcf assumes no production from shale plays in 2008.
CNX Gas maintains its strategic vision of producing in excess of 100 Bcf by 2010 and will continue to re-invest in its core business as long as it can earn a meaningful spread over its cost of capital.
TABLE 3
GUIDANCE — Three-Year

	2008	2009	2010
Total Yearly Production (Bcf)	72	84	100
Production Growth	24%	17%	19%
Volumes Hedged (Bcf)	24.5	8.4	0.5
Average Hedge Price ($/Mcf)	$8.30	$8.52	$8.92
Capital Expenditures ($MM)	$470	N/A	N/A
CNX Gas will host a conference call today at 11:00 a.m. Eastern time to discuss the company’s fourth quarter and 2007 results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.
Description

CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian and Illinois basins of the United States.
Contact:
Dan Zajdel
Vice President — Investor and Public Relations
(412) 200-6719
danzajdel@cnxgas.com
www.cnxgas.com
Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:
CNX Gas
EBIT & EBITDA Reconciliation
(000) Omitted

	Quarter	Quarter
	Ended	Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Net Income	$29,898	$38,245	$135,678	$159,867
Add: Interest Expense	1,920	861	5,606	870
Less: Interest Income	430	1,285	3,793	3,453
Add: Income Taxes	18,574	19,141	84,961	96,573

Earnings Before Interest & Taxes (EBIT)	49,962	56,962	222,452	253,857
Add: Depreciation, Depletion, & Amortization	12,636	10,562	48,961	37,999

EBITDA	$62,598	$67,524	$271,413	$291,856

CNX Gas
Capital Employed and Return on Capital Employed
(000) Omitted
Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

	As of	As of
	December 31,	December 31,
Capital Employed	2007	2006
Total assets	$1,380,703	$1,155,001
Less liabilities:
Total current liabilities (other than indebtedness)	(56,865)	(54,339)
Total long-term liabilities (other than indebtedness)	(227,833)	(153,977)

Total Capital Employed	$1,096,005	$946,685

Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below are calculations of ROCE for the years ended December 31, 2006 and 2007.

	Year Ended	Year Ended
	December 31,	December 31,
Return on Capital Employed	2007	2006
Net Income	$135,678	$159,867
Financing costs (after-tax):	—
Third-party debt	—
All other financing costs	(3,131)	(542)

Total financing costs	(3,131)	(542)

Earnings excluding financing costs	$138,809	$160,409
Average capital employed	$1,021,345	$813,079
Return on average capital employed	13.6%	19.7%
Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy; and other factors discussed under “Risk Factors” in the 10-K for the year ended December 31, 2006. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

CNX GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue and Other Income:
Outside Sales	$98,220	$98,562	$404,835	$385,056
Related Party Sales	4,638	2,737	11,618	8,490
Royalty Interest Gas Sales	9,745	9,340	46,586	51,054
Purchased Gas Sales	4,331	2,767	7,628	43,973
Other Income	1,966	5,811	6,641	25,286

Total Revenue and Other Income	118,900	119,217	477,308	513,859

Costs and Expenses:
Lifting Costs	13,104	9,242	38,721	33,357
Gathering and Compression Costs	15,205	15,081	61,798	58,102
Royalty Interest Gas Costs	8,275	7,507	40,011	41,998
Purchased Gas Costs	4,175	2,752	7,162	44,843
Other	(149)	299	79	1,082
General and Administrative	15,756	15,527	54,825	39,168
Depreciation, Depletion and Amortization	12,636	10,562	48,961	37,999
Interest Expense	1,920	861	5,606	870

Total Costs and Expenses	70,922	61,831	257,163	257,419

Earnings Before Income Taxes and Minority Interest	47,978	57,386	220,145	256,440

Minority Interest	(494)	—	(494)	—
Earnings Before Income Taxes	48,472	57,386	220,639	256,440

Income Taxes	18,574	19,141	84,961	96,573

Net Income	$29,898	$38,245	$135,678	$159,867

Earnings per share:
Basic	$0.20	$0.25	$0.90	$1.06

Diluted	$0.20	$0.25	$0.90	$1.06

Weighted Average Number of Common Shares Outstanding:
Basic	150,914,225	150,864,075	150,886,433	150,845,518

Dilutive	151,241,316	151,062,622	151,133,520	151,017,456